UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1 )

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MAX CAPITAL GROUP LTD.

(Name of Registrant as Specified in its Charter)

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MAX CAPITAL GROUP LTD.

Max House

2 Front Street

Hamilton HM 11

Bermuda

May 1, 2008

Dear Shareholder,

As a reminder, the annual meeting of shareholders of Max Capital Group Ltd., or Max Capital or the Company, will be held at Max House, 2 Front Street, Hamilton HM 11, Bermuda, on May 5, 2008 at 1:00 p.m. local time. In order to give shareholders time to contemplate the additional information provided herein, we are extending the deadline to submit proxies to Sunday, May 4, 2008 at 1:00 p.m. local time. A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the annual meeting by filing a written revocation with the Secretary of Max Capital at our address set forth above, by delivering a properly submitted proxy bearing a later date or by appearing in person and voting by ballot at the annual meeting. A shareholder may vote his or her shares in person even if he or she has submitted a proxy.

One of the proposals to be considered and acted upon at the annual meeting is Proposal Seven, the approval of the Max Capital 2008 Stock Incentive Plan, or the 2008 Plan, which will supersede the Max Capital 2000 Stock Incentive Plan, or the 2000 Plan and together with the 2008 Plan, the Plans. Proposal Seven is described in detail in our Proxy Statement filed March 19, 2008. If you have already voted for Proposal Seven, we thank you for your support. No further action on your part is necessary. For all other shareholders, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL SEVEN.

Recently, you may have received correspondence from other shareholders, or organizations upon which shareholders have relied upon for analysis, recommending that you vote against the 2008 Plan. We believe that the objection to the 2008 Plan is unwarranted.

As you consider the 2008 Plan, please keep in mind the following:

•

The 2008 Plan Reflects the Best Judgment of Max Capital’s Independent Directors and Management. The proposed 2008 Plan has been reviewed and approved by Max Capital’s Compensation Committee, which consists solely of independent directors. The decisions of the Compensation Committee have been based on empirical data with respect to the value of benefits provided and relevant peer group information. The Compensation Committee believes that the 2008 Plan is competitive with programs provided to executives of other comparable corporations and facilitates the recruitment and retention of talented professionals. Due to the nature of the Company’s business and the time required to determine the profitability of underwriting activities, the Compensation Committee and management believe a balance of equity compensation together with cash compensation is the most appropriate form of remuneration to align interests of the Company’s shareholders and key personnel. This approach has been successful in attracting and retaining talented executives since the inception of the Company. If shareholders approve the 2008 Plan, the Compensation Committee and the Board of Directors will gain additional needed flexibility to provide forward-looking incentives to management that are aligned with the Company’s future stock price performance.

•

Clarification of Information Provided by Shareholder Services Organizations. The Company believes that a number of shareholders, or organizations upon which shareholders have relied upon for analysis of the 2008 Plan, have included shares from both the 2008 Plan and the 2000 Plan in their calculation of the dilutive effective of the Plans. The Company believes it is inappropriate to include all of the 2000 Plan shares in this analysis, given that the unused shares from the 2000 Plan will not be available for future awards if the 2008 Plan is adopted and will only be used to fulfill obligations from outstanding option or restricted stock unit awards or reload obligations. Based on the share amounts set forth below, the Company believes the dilutive effect of the Plans to be approximately 11% and expects to award the shares under the 2008 Plan in four to seven years in the ordinary course of business based on current grant rates.

Shares outstanding as of Record Date (February 29, 2009)	56,841,221
2008 Plan – share request	4,500,000	7.04%
Shares subject to outstanding options and employee warrants	2,623,922	4.10%
2000 Plan – available shares	0	0.00%

THE BOARD OF DIRECTORS OF MAX CAPITAL UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MAX CAPITAL 2008 STOCK INCENTIVE PLAN.

Sincerely,

/s/    W. Marston Becker

W. Marston Becker

Chairman of the Board

of Directors

May 1, 2008

Hamilton, Bermuda